Exhibit 21
Subsidiaries of CNO Financial Group, Inc.

Name	State or Other Jurisdiction
40|86 Advisors, Inc.	DE
40|86 Mortgage Capital, Inc.	DE
American Life and Casualty Marketing Division Co.	IA
Bankers Conseco Life Insurance Company	NY
Bankers Life Advisory Services, Inc.	IN
Bankers Life and Casualty Company	IL
Bankers Life Securities General Agency, Inc.	IN
Bankers Life Securities, Inc.	IN
Benetek Corporation	FL
Business Credit Administration Corp.	IN
C.P. Real Estate Services Corp.	NJ
CDOC, Inc.	DE
CNO Financial Investments Corp.	IL
CNO Management Services Company	TX
CNO Services, LLC	IN
Colonial Penn Life Insurance Company	PA
Conseco Life Insurance Company of Texas	TX
Conseco Marketing, L.L.C.	IN
Design Benefit Plans, Inc.	IL
DirectPath, LLC	DE
EA Canada Development ULC	British Columbia
EA HR Acquisition, LLC	DE
Greenlight Educators LLC	DE
Hawthorne Advertising Agency Incorporated	PA
Illinois General Investment Corp.	DE
Indiana General Investment Corp.	DE
K.F. Agency, Inc.	IL
K.F. Insurance Agency of Massachusetts, Inc.	MA
Performance Matters Associates, Inc.	IN
Resource Life Insurance Company	IL
Washington National Insurance Company	IN
Web Benefits Design Corporation	FL